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                                                                   EXHIBIT 10.22

February 28, 2000



Ms. Debra Janssen
617 W. Green Tree Road
River Hills, WI  53217

Dear Debra:

It is my pleasure to formally offer you the position of President and Chief Operating Officer of the new eFunds Corporation. This offer will be effective March 1, 2000. You will report directly to me, and will also serve as a director of the Company when its new board is constituted at the time of our planned IPO. In addition, you will join Paul Bristow, Nikhil Sinha, and Steve Coleman as members of the Executive Leadership Team (ELT) assisting me with overall corporate direction and management.

The following confirms our discussions regarding your job offer:

Start date:  3/1/00.

Base salary: $400,000 annually, payable monthly. This figure will next be reviewed for possible adjustment as of January 1, 2001.

Target bonus: Your target bonus will be 50% of base salary, or $200,000 annually. In addition, this figure can range from 0% to 100% of base salary (or $0 to $400,000), depending upon the Company's performance against board-approved annual operating plan measures. In all probability, your measures will be identical to my own.

Stock option grant: Competitive market studies conducted by compensation consultants suggest that your position should receive annual stock option grants with value (as determined by the Black-Shoals method) equal to 225% of your base salary. In addition, the Deluxe Board of Directors has determined that certain senior officers of the new eFunds will be granted "double options" in this formative year - i.e. options valued at 450% of your base salary. The exact number of shares won't be finalized until the IPO, but we intend to grant you a number of options at the IPO strike price which will vest in thirds, on the first, second and third anniversary of the IPO, with approximate value of $1,800,000. The next occasion for another option grant is expected to be on or about January 1, 2002.
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Automobile allowance: You will receive a monthly automobile allowance of $1,100.
This fee, which is intended to cover auto lease or purchase payments, gas and maintenance expense, and insurance, and may be used in any way you choose. Purchase of an automobile is not required, and there are no restrictions on the type of automobile you may lease or purchase.

Severance: Should your employment be terminated for reasons other than willful misconduct, gross negligence or unlawful actions toward the Company or toward others involved with the Company's business (in other words, should you be terminated because your job performance is judged inadequate, your job is eliminated or any other similar reason), you will receive a severance package consisting of one year's base salary, plus a second year of "income continuation." Income continuation means that, if you are unemployed at the end of the first year following termination from eFunds, or employed at a salary level which is less than your eFunds base salary at the time of your termination, eFunds would continue to pay your base salary (or the difference between your eFunds base salary and whatever new salary you are earning) for up to one additional year, or if earlier, until such time as your new salary equals or exceeds your former eFunds salary.

Change of Control: The Deluxe Compensation Committee is expected to approve a Change of Control plan on March 29th. This plan is expected to cover you, Nikhil, Paul, Steve and myself, and is expected to be similar in form to the existing Deluxe Corporation change of control agreement, a copy of which is attached.

Insurance: Your existing medical and dental insurance coverage for you and Paul remains in effect, and will only be adjusted should eFunds Corp. decide to modify the existing plan. Should that occur, you will receive full coverage to the extent of that plan. You also remain eligible for 1 times base salary life insurance coverage at Company cost, and may purchase additional insurance up to $1 million through the Company's life insurance plan. Finally, you may purchase dependent life insurance for Paul, up to a maximum of $100,000.

Retirement: While the new eFunds retirement plan has not been finalized, it is expected to include a Defined Contribution Pension element, a variable "profit sharing" component, and a 401k plan in which the Company will match your contributions up to 3% of eligible wages.

Vacation: As is currently the case, you are eligible for 5 weeks of annual vacation.

Long term disability: Your coverage remains as currently in place, unless the new eFunds should change the policy later.

Physical exam: The Company pays for annual full physical exams for all executives over the age of 45.


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This agreement will supercede any existing written or oral agreement or understanding regarding your employment.

Debra, I hope these points resolve any questions or issues for you. If so, please sign one copy and return it to me at your convenience in the enclosed envelope. I can't tell you how pleased I am to be working with you to help the eFunds Corporation develop and realize the great future ahead of us.

Best regards,



Chairman and Chief Executive Officer


Accepted ________________________   Date _______________


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